Brunswick Corporation 26125 N. Riverwoods Blvd., Suite 500, Mettawa, IL 60045
Telephone 847.735.4700 Facsimile 847.735.4750

Release:	IMMEDIATE
Contact:	Ryan Gwillim
Vice President - Investor Relations
Phone:	847-735-4926

Contact:	Daniel Kubera
Director - Media Relations and Corporate Communications
Phone:	847-735-4617
Email:	daniel.kubera@brunswick.com

Brunswick Reports Third Quarter Results

GAAP Diluted EPS of $0.80 and Diluted EPS, as adjusted, of $1.28;

13.7% Growth in GAAP Revenue and 15.1% Growth in Revenue, as adjusted;

Raised and Narrowed 2018 Diluted EPS, as adjusted, Guidance Range to $4.65 to $4.70
METTAWA, Ill., October 25, 2018 -- Brunswick Corporation (NYSE: BC) today reported results for the third quarter of 2018:

•	On a GAAP basis, as compared to the third quarter of 2017:

–	Consolidated net sales increased 13.7 percent, and were up 16.2 percent for the combined marine business.

–	Marine business operating margin was 11.8 percent, a decrease of 100 basis points.

–	Operating earnings were down 20.1 percent, but were up 6.8 percent for the combined marine business.

–	Operating leverage of 5.4 percent for the marine business.

–	Diluted EPS of $0.80, a decrease of 9.1 percent.

•	On an adjusted basis, as compared to the third quarter of 2017:

–	Consolidated net sales increased 15.1 percent, and were up 18.0 percent for the combined marine business.

–	Marine business operating margin was 15.9 percent, an increase of 160 basis points.

–	Operating earnings were up 17.2 percent, and were up 31.3 percent for the combined marine business.

–	Operating leverage of 24.9 percent for the marine business.

–	Diluted EPS of $1.28, an increase of 30.6 percent.

•	Year-to-date free cash flow of $149 million vs. $139 million year-to-date 2017.

"Our third quarter performance reflects the outstanding execution of our marine strategy, evidenced by the strong financial contributions from each of the propulsion, parts and accessories, and boat businesses," said Brunswick Chairman and Chief Executive Officer Mark Schwabero. "We concluded the primary marine retail selling season, leveraging a steady marine market and robust demand for outboard engines into significant top-line growth and margin expansion. Despite headwinds caused by trade policy, tariffs, and other input cost increases, which we were largely able to offset with pricing actions, our combined marine business had adjusted revenue growth of 18 percent in the quarter, adjusted operating margin gains of 160 basis points, and adjusted operating earnings growth versus third quarter 2017 of 31 percent -- an overwhelming accomplishment," Schwabero continued.

"During the quarter, Mercury over-achieved versus planned run-rate production of our new 175 to 300 horsepower, V6 and V8 outboard engines, with the substantial demand for these products continuing to far exceed expectations. Despite a mid-teens percent increase in year-to-date production levels of outboard engines greater than 75 horsepower, we expect demand will still outpace production for these horsepower categories into 2019, even as we execute against our planned investments and initiatives to further increase capacity. Led by increased production of our new outboard engine lineup, continued success of our leading parts and accessories business, which was augmented by the closing of the Power Products acquisition in August, and improving operating execution across the Marine business, we delivered financial results in the quarter that demonstrate the effectiveness of our strategy," Schwabero said.

"Our boat business delivered strong top-line and earnings improvement in the quarter, led by Boston Whaler, Sea Ray Sport Boats and Cruisers, and Lund. The segment is well positioned moving forward, with dealer and consumer sentiment remaining favorable, pipelines appropriately positioned, and new product offerings leading to positive momentum in advance of the boat show season," Schwabero continued.

"Our Fitness segment posted solid top-line growth, while gross margins were down on a sequential basis due to inventory cost adjustments primarily related to product transitions. The business continues to evaluate and implement initiatives to enhance operating performance, but margin improvement is taking longer than planned. The team continues to execute against its business strategy as it prepares for separation from the portfolio in 2019," Schwabero continued.

"Overall, our third quarter operating performance, combined with a lower effective tax rate and fewer shares outstanding, produced a 31 percent increase in diluted earnings per common share, as adjusted, over the prior year," Schwabero concluded.

Presentation of Sea Ray Sport Yacht and Yacht Results

As a result of the June 25, 2018 announcement regarding Sea Ray, the results of the entire Sea Ray business are again being reported in continuing operations for GAAP purposes, which matches the basis of reporting used in comparable 2017 periods. However, as adjusted, non-GAAP results exclude the Sea Ray Sport Yacht and Yacht operations that are being wound down. Therefore, for all periods presented in this release, all figures and outlook statements incorporate these changes unless otherwise noted. For more information, please see the Form 8-K dated July 19, 2018, which includes metrics on a GAAP and as adjusted basis reflecting these changes.

Third Quarter Results

For the third quarter of 2018, Brunswick reported net sales of $1,298.0 million, up from $1,141.5 million a year earlier, with $9.0 million and $21.3 million of sales related to Sport Yacht and Yacht operations in the third quarter of 2018 and 2017, respectively. Diluted EPS in 2018 was $0.80 on a GAAP basis versus $1.28 on an as adjusted basis. Comparative third quarter earnings results, including reconciliations of GAAP and as adjusted amounts, are shown below:

	Quarter Ended
	Operating Earnings		Diluted Earnings (Loss) Per Share
$ millions (except per share data)	Q3 2018	Q3 2017	Q3 2018	Q3 2017
GAAP	$91.3	$114.2	$0.80	$0.88
Restructuring, exit, integration and impairment charges	17.7	6.8	0.15	0.04
Sport Yacht & Yacht operations	11.9	9.8	0.11	0.07
Acquisition-related costs	10.5	—	0.14	—
Purchase accounting amortization	9.4	—	0.08	—
Separation costs	8.7	—	0.09	—
Other non-recurring charges - Fitness	3.8	—	0.03	—
Special Tax Items	—	—	(0.12)	(0.01)
As Adjusted	$153.3	$130.8	$1.28	$0.98
Percent Increase	17%		31%

GAAP Operating Margin	7.0%	10.0%	(300) bps
Adjusted Operating Margin	11.9%	11.7%	20 bps

bps = basis points

Review of Cash Flow and Balance Sheet

Cash and marketable securities totaled $312.7 million at the end of the third quarter, down $146.3 million from year-end 2017 levels. The reduction includes net cash provided by operating activities during the first nine months of the year of $234.0 million, which decreased by $21.1 million versus the prior year, primarily due to planned increases in pension contributions, partially offset by favorable comparisons for tax payments and working capital changes.

In addition, investing and financing activities resulted in a net cash usage of $376.7 million during the first nine months of 2018, which lowered cash and marketable securities balances. Investing and financing activities during the year-to-date period included a $910.0 million expenditure for the Power Products acquisition, $796.6 million of net proceeds for issuances of debt related to the acquisition, $124.8 million of capital expenditures, $75.0 million of common stock repurchases, and $49.6 million of dividend payments.

Marine Engine Segment

The Marine Engine segment, which manufactures and distributes marine propulsion systems and related parts and accessories, reported net sales of $802.7 million in the third quarter of 2018, up 19.9 percent from $669.2 million in the third quarter of 2017. Acquisitions, primarily driven by Power Products, contributed approximately 6 percent to the growth rate in the quarter. International sales, which represented 29 percent of total segment sales in the quarter, were up 14 percent compared to the prior year period. For the quarter, the Marine Engine segment reported operating earnings of $128.1 million, which included $10.5 million of transaction costs and $9.4 million of purchase accounting amortization, each related to the Power Products acquisition. This compares with $115.2 million of operating earnings in the third quarter of 2017.

Strong growth in both the outboard engine and parts and accessories businesses, including the effect of the Power Products acquisition, drove sales increases in the quarter. Operating earnings comparisons were positively affected by these factors, as well as favorable impacts from changes in sales mix.

Boat Segment

The Boat segment, which manufactures and distributes recreational boats, reported net sales of $322.6 million for the third quarter of 2018, an increase from $309.3 million in the third quarter of 2017. Net sales included $9.0 million and $21.3 million of Sport Yacht and Yacht sales in the third quarter of 2018 and 2017, respectively. International sales, which represented 18 percent of total segment sales in the quarter, decreased by 15 percent compared to the prior year period. For the third quarter of 2018, the Boat segment reported operating losses of $5.0 million, as losses from Sport Yacht and Yacht operations exceeded the positive earnings contributions from the rest of the boat portfolio. Specifically, third quarter results included $9.4 million of restructuring, exit, integration, and impairment charges, as well as additional losses in excess of restructuring charges of $11.9 million related to the Sport Yacht and Yacht operations. Operating earnings of $0.1 million in the third quarter of 2017 included $9.8 million of operating losses from Sport Yachts and Yachts.

The Boat segment's quarterly revenue comparisons were influenced by the wind-down of Sport Yacht and Yacht operations noted above, offset by strong growth in the saltwater fishing category, due in part to the impact of hurricane activity on 2017 results. The decrease in segment operating earnings was primarily the result of the items discussed in the previous paragraph. Excluding these items, operating earnings showed strong improvement, reflecting higher net sales and favorable changes in product mix.

Fitness Segment

The Fitness segment, which manufactures and distributes strength and cardiovascular fitness equipment and active recreation products, reported net sales in the third quarter of 2018 of $254.0 million, an increase of 4.6 percent from $242.8 million in the third quarter of 2017. International sales, which represented 48 percent of total segment sales in the quarter, increased 7 percent when compared to the third quarter of 2017. For the quarter, the Fitness segment reported operating losses of $0.2 million, which included restructuring, exit, integration, and impairment charges of $8.3 million, substantially all of which relates to an impairment of the Cybex trade name, and $3.8 million of charges related to other non-recurring items. This compares with operating earnings of $19.4 million in the third quarter of 2017, which included $6.8 million of restructuring, exit, integration, and impairment charges.

The Fitness segment's revenue comparisons reflected strong sales growth in certain international markets, along with modest increases in the U.S., led by growth in sales to value-oriented health clubs. The decline in operating earnings resulted from higher freight costs, an unfavorable impact from changes in sales mix, inventory cost adjustments primarily related to product transitions, and cost inflation and inefficiencies, which more than offset benefits from sales increases.

2018 Outlook

"With three quarters completed, 2018 is shaping up to be another year of record earnings, led by robust marine revenue and margin growth, with excellent cash flow generation," said Schwabero.

"In our combined marine business, we expect top-line performance to continue benefitting from a steady global marine market, increases in average selling prices, including benefits from customer migration to higher horsepower engines and boats with increased content, market share gains resulting from the unprecedented demand and acceptance of new outboard products, and our growing parts and accessories business. For the full-year, we anticipate solid improvement in both gross and operating margins in our combined marine business, given ongoing benefits from new products and acquisitions, with pricing actions mostly offsetting impacts related to cost inflation and tariffs.

"In the Fitness segment, we are now planning for full-year revenues to be consistent with 2017 due in part to anticipated fourth quarter declines in sales to certain value-oriented health clubs and international markets, following a strong first nine months, along with continued weakness in Cybex sales. We are projecting gross margins to be consistent with year-to-date performance.

"We are increasing and narrowing the guidance range for our full-year expectations of diluted EPS, as adjusted, to $4.65 to $4.70, with consolidated revenue growth of approximately 9 percent. Each takes into account the expected strong top-line growth and operating leverage momentum generated by our marine business, the net benefit from the Power Products acquisition, our unchanged estimated impact of tariffs on our remaining 2018 performance, and Fitness business performance in line with year-to-date trends. In all, this is projected to be another successful year for Brunswick," Schwabero concluded.

Use of Non-GAAP Financial Information

A reconciliation of GAAP to non-GAAP financial measures is provided in the reconciliation sections of the consolidated financial statements accompanying this release.

In order to better align Brunswick's reported results with the internal metrics used by Brunswick's management to evaluate business performance as well as to provide better comparisons to prior periods and peer data, non-GAAP measures exclude the impact of purchase accounting amortization related to the Power Products acquisition.

Brunswick does not provide forward-looking guidance for certain financial measures on a GAAP basis because it is unable to predict certain items contained in the GAAP measures without unreasonable efforts. These items may include pension settlement charges, restructuring, exit, integration, and impairment costs, special tax items, costs related to the planned Fitness business separation, acquisition-related costs, and certain other unusual adjustments.

Conference Call Scheduled

Brunswick will host a conference call today at 10 a.m. CDT, hosted by Mark D. Schwabero, chairman and chief executive officer, William L. Metzger, senior vice president and chief financial officer, and Ryan M. Gwillim, vice president - investor relations.

The call will be broadcast over the Internet at ir.brunswick.com. To listen to the call, go to the website at least 15 minutes before the call to register, download and install any needed audio software.

See Brunswick’s website for slides used to supplement conference call remarks at ir.brunswick.com.

Security analysts and investors wishing to participate via telephone should call 888-771-4371 (passcode: Brunswick Q3). Callers outside of North America should call 847-585-4405 (passcode: Brunswick Q3) to be connected. These numbers can be accessed 15 minutes before the call begins, as well as during the call. A replay of the conference call will be available through midnight EDT Thursday, November 1, 2018, by calling 888-843-7419 or international dial 630-652-3042 (passcode: 4676 2737#). The replay will also be available at www.brunswick.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations, estimates, and projections about Brunswick’s business and by their nature address matters that are, to different degrees, uncertain. Words such as “may,” “could,” “expect,” “anticipate,” “intend,” “target,” “plan,” “seek,” “estimate,” “believe,” “predict,” “outlook,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include, but are not limited to: adverse general economic conditions, including reductions in consumer discretionary spending; our ability to implement our strategic plan and growth initiatives; the risk that strategic acquisitions or divestitures may not provide business benefits; the possibility that the proposed Fitness business separation will not be consummated within the anticipated time period or at all; our ability to integrate acquisitions, including the Global Marine & Mobile Business of Power Products; the potential for disruption to our business in connection with the Fitness business separation or Global Marine & Mobile Business of Power Products acquisition, making it more difficult to maintain business and operational relationships; the risk that unexpected costs will be incurred in connection with these transactions; the possibility that the expected synergies and value creation from these transactions will not be realized or will not be realized within the expected time period; changes to U.S. trade policy and tariffs; actual or anticipated increases in costs, disruptions of supply, or defects in raw materials, parts, or components we purchase from third parties, including as a result of new tariffs on raw materials; negative currency trends; fiscal policy concerns; adequate financing access for dealers and customers and our ability to access capital and credit markets; maintaining effective distribution; loss of key customers; inventory reductions by dealers, retailers, or independent boat builders; requirements for us to repurchase inventory; attracting and retaining skilled labor and implementing succession plans for key leadership; our ability to meet supply objectives; higher energy and fuel costs; our ability to protect our brands and intellectual property; absorbing fixed costs in production; managing expansion or consolidation of manufacturing facilities; outages or breaches of technology systems, which could result in lost or stolen information and associated remediation costs; our ability to meet pension funding obligations; managing our share repurchases; competitive pricing pressures; our ability to develop new and innovative products and services at a competitive price, in legal compliance with existing rules; maintaining product quality and service standards; product liability, warranty, and other claims risks; legal and regulatory compliance, including increased costs, fines, and reputational risks; changes in income tax legislation or enforcement; having to record an impairment to the value of goodwill and other assets; certain divisive shareholder activist actions; international business risks; and weather and catastrophic event risks.

Additional risk factors are included in the Company’s Annual Report on Form 10-K for 2017 and Quarterly Reports on Form 10-Q for subsequent periods. Forward-looking statements speak only as of the date on which they are made and Brunswick does not undertake any obligation to update them to reflect events or circumstances after the date of this news release or for changes by wire services or Internet service providers.

About Brunswick

Headquartered in Mettawa, Ill., Brunswick Corporation’s leading consumer brands include Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Ancor, Attwood, BEP, Blue Sea Systems, Czone, Del City, Garelick, Lenco Marine, Marinco, Mastervolt, Mercury, NAUTIC-ON, Park Power, Progressive Industries, ProMariner, Quicksilver and Whale marine parts and accessories; Land 'N' Sea, Kellogg Marine, Lankhorst Taselaar, Payne’s Marine and BLA parts and accessories distributors; Bayliner, Boston Whaler, Brunswick Commercial and Government Products, Crestliner, Cypress Cay, Harris, Lowe, Lund, Princecraft, Quicksilver, Rayglass, Sea Ray, Thunder Jet and Uttern boats; Life Fitness, Hammer Strength, Cybex, Indoor Cycling Group and SCIFIT fitness equipment; and Brunswick billiards tables, accessories and game room furniture.
For more information, visit https://www.brunswick.com.

Brunswick Corporation Comparative Condensed Consolidated Statements of Operations (in millions, except per share data) (unaudited)

	Three Months Ended
	September 29, 2018	September 30, 2017	% Change
Net sales	$1,298.0	$1,141.5	14%
Cost of sales	953.1	827.1	15%
Selling, general and administrative expense	199.6	157.9	26%
Research and development expense	36.3	35.5	2%
Restructuring, exit, integration and impairment charges	17.7	6.8	NM
Operating earnings	91.3	114.2	-20%
Equity earnings	1.6	1.5	NM
Other expense, net	(0.8)	(1.0)	-20%
Earnings before interest and income taxes	92.1	114.7	-20%
Interest expense	(13.1)	(6.6)	98%
Interest income	1.0	0.9	11%
Transaction financing charges	(5.1)	—	NM
Earnings before income taxes	74.9	109.0	-31%
Income tax provision	4.9	30.0	-84%
Net earnings	$70.0	$79.0	-11%

Earnings per common share:
Basic	$0.80	$0.89	-10%
Diluted	$0.80	$0.88	-9%

Weighted average shares used for computation of:
Basic earnings per common share	87.3	89.1
Diluted earnings per common share	87.9	89.8

Effective tax rate	6.5%	27.5%

NM = not meaningful

Brunswick Corporation Comparative Condensed Consolidated Statements of Operations - Reconciliations to Adjusted Metrics (in millions, except per share data) (unaudited)

	Three Months Ended
	September 29, 2018	September 30, 2017	% Change
Reconciliations
Continuing Operations:
Net sales	$1,298.0	$1,141.5	14%
Sport Yacht & Yacht operations (1)	(9.0)	(21.3)
Adjusted net sales	$1,289.0	$1,120.2	15%

Gross margin	$344.9	$314.4	10%
Sport Yacht & Yacht operations (1)	8.2	5.0
Purchase accounting amortization (2)	4.6	—
Adjusted gross margin	$357.7	$319.4	12%

Operating earnings	$91.3	$114.2	-20%
Restructuring, exit, integration and impairment charges	17.7	6.8
Sport Yacht & Yacht operations (1)	11.9	9.8
Acquisition-related costs (2)	10.5	—
Purchase accounting amortization (2)	9.4	—
Separation costs (3)	8.7	—
Other non-recurring charges - Fitness (4)	3.8	—
Adjusted operating earnings	$153.3	$130.8	17%

Earnings before income taxes	$74.9	$109.0	-31%
Restructuring, exit, integration and impairment charges	17.7	6.8
Acquisition-related costs (2)	15.6	—
Sport Yacht & Yacht operations (1)	11.9	9.8
Purchase accounting amortization (2)	9.4	—
Separation costs (3)	8.7	—
Other non-recurring charges - Fitness (4)	3.8	—
Adjusted pretax earnings	$142.0	$125.6	13%

Earnings per common share	$0.80	$0.88	-9%
Restructuring, exit, integration and impairment charges	0.15	0.04
Acquisition-related costs (2)	0.14	—
Sport Yacht & Yacht operations (1)	0.11	0.07
Separation costs (3)	0.09	—
Purchase accounting amortization (2)	0.08	—
Other non-recurring charges - Fitness (4)	0.03	—
Special tax items	(0.12)	(0.01)
Adjusted diluted earnings per common share	$1.28	$0.98	31%

(1) In the second quarter of 2018, the Company announced its intention to wind down Sport Yacht & Yacht operations. Sport Yacht & Yacht operations had operating losses of $11.9 million in the third quarter of 2018, consisting of $9.0 million of Net sales, $17.2 million of Cost of sales and $3.7 million of Selling, general and administrative expense. In the third quarter of 2017, Sport Yacht & Yacht operations had operating losses of $9.8 million, consisting of $21.3 million of Net sales, $26.3 million of Cost of sales and $4.8 million of Selling, general and administrative expense.

(2) In the third quarter of 2018, the Company acquired Power Products – Global Marine & Mobile, resulting in acquisition-related costs from transaction costs of $10.5 million within Selling, general and administrative expense, $9.4 million of purchase accounting amortization and $5.1 million of Transaction financing charges. The purchase accounting amortization reflected $4.8 million within Selling, general and administrative expense and $4.6 million within Cost of sales. All charges were recorded within the Marine Engine segment.

(3) In the third quarter of 2018, the Company recorded $8.7 million of charges within Selling, general and administrative expense related to the planned Fitness business separation. Charges were reflected within Corporate/Other.

(4) In the third quarter of 2018, the Company's Fitness segment recorded a $3.8 million charge within Selling, general and administrative expense related to a customer dispute.

Brunswick Corporation Comparative Condensed Consolidated Statements of Operations (in millions, except per share data) (unaudited)

	Nine Months Ended
	September 29, 2018	September 30, 2017	% Change
Net sales	$3,910.3	$3,653.8	7%
Cost of sales	2,905.7	2,668.3	9%
Selling, general and administrative expense	531.9	472.5	13%
Research and development expense	113.3	108.6	4%
Restructuring, exit, integration and impairment charges	56.3	27.7	NM
Operating earnings	303.1	376.7	-20%
Equity earnings	4.0	5.2	NM
Other expense, net	(3.3)	(1.4)	NM
Earnings before interest and income taxes	303.8	380.5	-20%
Interest expense	(28.0)	(19.9)	41%
Interest income	2.3	1.8	28%
Transaction financing charges	(5.1)	—
Earnings before income taxes	273.0	362.4	-25%
Income tax provision	51.1	99.1	-48%
Net earnings	$221.9	$263.3	-16%

Earnings per common share:
Basic	$2.53	$2.94	-14%
Diluted	$2.51	$2.91	-14%

Weighted average shares used for computation of:
Basic earnings per common share	87.7	89.7
Diluted earnings per common share	88.3	90.5

Effective tax rate	18.7%	27.3%

NM = not meaningful

Brunswick Corporation Comparative Condensed Consolidated Statements of Operations - Reconciliations to Adjusted Metrics (in millions, except per share data) (unaudited)

	Nine Months Ended
	September 29, 2018	September 30, 2017	% Change
Reconciliations
Net sales	$3,910.3	$3,653.8	7%
Sport Yacht & Yacht operations (1)	(44.0)	(113.3)
Adjusted net sales	$3,866.3	$3,540.5	9%

Gross margin	$1,004.6	$985.5	2%
Sport Yacht & Yacht operations (1)	35.1	6.5
Purchase accounting amortization (2)	4.6	—
Other non-recurring charges - Fitness (3)	1.6	—
Adjusted gross margin	$1,045.9	$992.0	5%

Operating earnings	$303.1	$376.7	-20%
Restructuring, exit, integration and impairment charges	56.3	27.7
Sport Yacht & Yacht operations (1)	47.4	21.2
Acquisition-related costs (2)	13.0	—
Separation costs (4)	12.9	—
Purchase accounting amortization (2)	9.4	—
Other non-recurring charges - Fitness (3)	5.4	—
Adjusted operating earnings	$447.5	$425.6	5%

Earnings before income taxes	$273.0	$362.4	-25%
Restructuring, exit, integration and impairment charges	56.3	27.7
Sport Yacht & Yacht operations (1)	47.4	21.2
Acquisition-related costs (2)	18.1	—
Separation costs (4)	12.9	—
Purchase accounting amortization (2)	9.4	—
Other non-recurring charges - Fitness (3)	5.4	—
Adjusted pretax earnings	$422.5	$411.3	3%

Earnings per common share	$2.51	$2.91	-14%
Restructuring, exit, integration and impairment charges	0.51	0.22
Sport Yacht & Yacht operations (1)	0.42	0.15
Acquisition-related costs (2)	0.16	—
Separation costs (4)	0.12	—
Purchase accounting amortization (2)	0.08	—
Other non-recurring charges - Fitness (3)	0.04	—
Special tax items	(0.05)	(0.01)
Adjusted diluted earnings per common share	$3.79	$3.27	16%

(1) In the second quarter of 2018, the Company announced its intention to wind down Sport Yacht & Yacht operations. Sport Yacht & Yacht operations had operating losses of $47.4 million in the first nine months of 2018, consisting of $44.0 million of Net sales, $79.1 million of Cost of sales and $12.3 million of Selling, general and administrative expense. In the first nine months of 2017, Sport Yacht & Yacht operations had operating losses of $21.2 million, consisting of $113.3 million of Net sales, $119.8 million of Cost of sales and $14.7 million of Selling, general and administrative expense.

(2) In the third quarter of 2018, the Company acquired Power Products – Global Marine & Mobile, resulting in acquisition-related costs from transaction costs of $13.0 million within Selling, general and administrative expense, $9.4 million of purchase accounting amortization and $5.1 million of Transaction financing charges. The purchase accounting amortization reflected $4.8 million within Selling, general and administrative expense and $4.6 million within Cost of sales. All charges were recorded within the Marine Engine segment.

(3) In the second quarter of 2018, the Company recorded $1.6 million of charges within Cost of sales related to an additional product field campaign within the Fitness segment. In the third quarter of 2018, the Company's Fitness segment recorded a $3.8 million charge within Selling, general and administrative expense related to a customer dispute.

(4) In the first nine months of 2018, the Company recorded $12.9 million of charges within Selling, general and administrative expense related to the planned Fitness business separation. Charges were reflected within Corporate/Other.

Brunswick Corporation Selected Financial Information (in millions) (unaudited) Segment Information - GAAP

	Three Months Ended
	Net Sales			Operating Earnings (Loss)			Operating Margin
	Sep 29, 2018	Sep 30, 2017	% Change	Sep 29, 2018	Sep 30, 2017	% Change	Sep 29, 2018	Sep 30, 2017
Marine Engine	$802.7	$669.2	20%	$128.1	$115.2	11%	16.0%	17.2%
Boat	322.6	309.3	4%	(5.0)	0.1	NM	-1.5%	—%
Marine eliminations	(81.3)	(79.8)	2%	—	—
Total Marine	1,044.0	898.7	16%	123.1	115.3	7%	11.8%	12.8%

Fitness	254.0	242.8	5%	(0.2)	19.4	NM	-0.1%	8.0%
Corporate/Other	—	—		(31.6)	(20.5)	54%
Total	$1,298.0	$1,141.5	14%	$91.3	$114.2	-20%	7.0%	10.0%

	Nine Months Ended
	Net Sales			Operating Earnings (Loss)			Operating Margin
	Sep 29, 2018	Sep 30, 2017	% Change	Sep 29, 2018	Sep 30, 2017	% Change	Sep 29, 2018	Sep 30, 2017
Marine Engine	$2,324.1	$2,067.2	12%	$372.9	$352.1	6%	16.0%	17.0%
Boat	1,094.0	1,104.1	-1%	(22.8)	28.0	NM	-2.1%	2.5%
Marine eliminations	(258.4)	(246.4)	5%	—	—
Total Marine	3,159.7	2,924.9	8%	350.1	380.1	-8%	11.1%	13.0%

Fitness	750.6	728.9	3%	25.1	56.2	-55%	3.3%	7.7%
Corporate/Other	—	—		(72.1)	(59.6)	21%
Total	$3,910.3	$3,653.8	7%	$303.1	$376.7	-20%	7.8%	10.3%

Brunswick Corporation Selected Financial Information (in millions) (unaudited) Segment Information - As Adjusted

	Three Months Ended
	Net Sales (1)			Operating Earnings (Loss) (2)			Operating Margin
	Sep 29, 2018	Sep 30, 2017	% Change	Sep 29, 2018	Sep 30, 2017	% Change	Sep 29, 2018	Sep 30, 2017
Marine Engine	$802.7	$669.2	20%	$148.0	$115.2	28%	18.4%	17.2%
Boat	313.6	288.0	9%	16.3	9.9	65%	5.2%	3.4%
Marine eliminations	(81.3)	(79.8)	2%	—	—
Total Marine	1,035.0	877.4	18%	164.3	125.1	31%	15.9%	14.3%

Fitness	254.0	242.8	5%	11.9	26.2	-55%	4.7%	10.8%
Corporate/Other	—	—		(22.9)	(20.5)	12%
Total	$1,289.0	$1,120.2	15%	$153.3	$130.8	17%	11.9%	11.7%

(1) Net sales for the three months ended September 29, 2018 and September 30, 2017 excludes $9.0 million and $21.3 million, respectively, related to Sport Yacht & Yacht operations.

(2) Operating earnings (loss) for the three months ended September 29, 2018 excludes $62.0 million of charges; the Boat segment excludes charges of $21.3 million, comprised of $11.9 million of losses from Sport Yacht & Yacht operations and restructuring, exit, integration and impairment charges of $9.4 million; the Marine Engine segment excludes $10.5 million of acquisition-related costs and $9.4 million of purchase accounting amortization; the Fitness segment excludes $12.1 million of charges, comprised of $8.3 million of restructuring, exit, integration and impairment charges and $3.8 million of non-recurring charges; and Corporate/Other excludes $8.7 million of charges related to the planned Fitness business separation.

Operating earnings (loss) for the three months ended September 30, 2017 excludes $16.6 million of charges; the Boat segment excludes $9.8 million of losses from Sport Yacht & Yacht operations and the Fitness segment excludes $6.8 million of restructuring, exit, integration and impairment charges.

	Nine Months Ended
	Net Sales (3)			Operating Earnings (Loss) (4)			Operating Margin
	Sep 29, 2018	Sep 30, 2017	% Change	Sep 29, 2018	Sep 30, 2017	% Change	Sep 29, 2018	Sep 30, 2017
Marine Engine	$2,324.1	$2,067.2	12%	$395.3	$352.1	12%	17.0%	17.0%
Boat	1,050.0	990.8	6%	70.1	60.8	15%	6.7%	6.1%
Marine eliminations	(258.4)	(246.4)	5%	—	—
Total Marine	3,115.7	2,811.6	11%	465.4	412.9	13%	14.9%	14.7%

Fitness	750.6	728.9	3%	40.6	69.9	-42%	5.4%	9.6%
Corporate/Other	—	—		(58.5)	(57.2)	2%
Total	$3,866.3	$3,540.5	9%	$447.5	$425.6	5%	11.6%	12.0%

(3) Net sales for the nine months ended September 29, 2018 and September 30, 2017 excludes $44.0 million and $113.3 million, respectively, related to Sport Yacht & Yacht operations.

(4) Operating earnings (loss) for the nine months ended September 29, 2018 excludes $144.4 million of charges; the Boat segment excludes charges of $92.9 million, comprised of $45.5 million of restructuring, exit, integration and impairment charges and $47.4 million of losses from Sport Yacht & Yacht operations; the Marine Engine segment excludes $13.0 million of acquisition-related costs and $9.4 million of purchase accounting amortization; the Fitness segment excludes $15.5 million of charges, comprised of $10.1 million of restructuring, exit, integration and impairment charges and $5.4 million of non-recurring charges; and Corporate/Other excludes $13.6 million of charges, comprised of $12.9 million related to the planned Fitness business separation and $0.7 million of restructuring, exit, integration and impairment charges.

Operating earnings (loss) for the nine months ended September 30, 2017 excludes $48.9 million of charges; the Boat segment excludes $21.2 million of losses from Sport Yacht & Yacht operations and $11.6 million of restructuring, exit, integration and impairment charges; the Fitness segment excludes $13.7 million of restructuring, exit, integration and impairment charges and Corporate/Other excludes $2.4 million of restructuring, exit, integration and impairment charges.

Brunswick Corporation Selected Financial Information (in millions) (unaudited) Disaggregated Revenue
	Three Months Ended
	September 29, 2018
	Marine Engine	Boat (1)	Fitness	Total
Geographic Markets
United States	$573.8	$264.2	$131.9	$969.9
Europe	87.1	22.4	46.4	155.9
Asia-Pacific	60.7	9.1	45.2	115.0
Canada	51.3	19.7	7.2	78.2
Rest-of-World	29.8	7.2	23.3	60.3
Marine eliminations	(81.3)	—	—	(81.3)
Total	$721.4	$322.6	$254.0	$1,298.0

Major Product Lines
Propulsion	$394.6	$—	$—	$394.6
Parts & Accessories	408.1	—	—	408.1
Aluminum Freshwater Boats	—	131.5	—	131.5
Recreational Fiberglass Boats	—	104.3	—	104.3
Saltwater Fishing Boats	—	86.8	—	86.8
Commercial Cardio Fitness Equipment	—	—	145.8	145.8
Commercial Strength Fitness Equipment	—	—	92.4	92.4
Consumer Fitness Equipment	—	—	15.8	15.8
Marine eliminations	(81.3)	—	—	(81.3)
Total	$721.4	$322.6	$254.0	$1,298.0

	Nine Months Ended
	September 29, 2018
	Marine Engine	Boat (1)	Fitness	Total
Geographic Markets
United States	$1,644.7	$818.8	$385.9	$2,849.4
Europe	298.1	107.5	145.7	551.3
Asia-Pacific	161.6	23.0	126.2	310.8
Canada	119.6	124.6	21.4	265.6
Rest-of-World	100.1	20.1	71.4	191.6
Marine eliminations	(258.4)	—	—	(258.4)
Total	$2,065.7	$1,094.0	$750.6	$3,910.3

Major Product Lines
Propulsion	$1,199.9	$—	$—	$1,199.9
Parts & Accessories	1,124.2	—	—	1,124.2
Aluminum Freshwater Boats	—	465.0	—	465.0
Recreational Fiberglass Boats	—	372.5	—	372.5
Saltwater Fishing Boats	—	256.5	—	256.5
Commercial Cardio Fitness Equipment	—	—	421.3	421.3
Commercial Strength Fitness Equipment	—	—	273.2	273.2
Consumer Fitness Equipment	—	—	56.1	56.1
Marine eliminations	(258.4)	—	—	(258.4)
Total	$2,065.7	$1,094.0	$750.6	$3,910.3

(1) Includes net sales related to Sea Ray Sport Yacht & Yacht operations; for the three months ended September 29, 2018, Sport Yacht & Yacht sales were $9.0 million, consisting of $8.6 million in the United States and $0.4 million in Rest-of-World; for the nine months ended September 29, 2018, Sport Yacht & Yacht sales were $44.0 million, consisting of $41.0 million in the United States, $1.3 million in Asia-Pacific, $0.8 million in Canada and $0.9 million in Rest-of-World.

Brunswick Corporation Selected Financial Information (in millions) (unaudited) Disaggregated Revenue
	Three Months Ended
	September 30, 2017
	Marine Engine	Boat (1)	Fitness	Total
Geographic Markets
United States	$468.5	$240.5	$129.1	$838.1
Europe	66.1	24.9	45.4	136.4
Asia Pacific	59.0	6.9	36.3	102.2
Canada	43.9	30.6	7.7	82.2
Rest-of-World	31.7	6.4	24.3	62.4
Marine eliminations	(79.8)	—	—	(79.8)
Total	$589.4	$309.3	$242.8	$1,141.5

Major Product Lines
Propulsion	$318.7	$—	$—	$318.7
Parts & Accessories	350.5	—	—	350.5
Aluminum Freshwater Boats	—	129.4	—	129.4
Recreational Fiberglass Boats	—	114.3	—	114.3
Saltwater Fishing Boats	—	65.6	—	65.6
Commercial Cardio Fitness Equipment	—	—	142.7	142.7
Commercial Strength Fitness Equipment	—	—	81.1	81.1
Consumer Fitness Equipment	—	—	19.0	19.0
Marine eliminations	(79.8)	—	—	(79.8)
Total	$589.4	$309.3	$242.8	$1,141.5

	Nine Months Ended
	September 30, 2017
	Marine Engine	Boat (1)	Fitness	Total
Geographic Markets
United States	$1,456.5	$831.4	$388.5	$2,676.4
Europe	244.0	101.9	130.0	475.9
Asia-Pacific	160.1	20.0	116.6	296.7
Canada	110.0	124.4	21.7	256.1
Rest-of-World	96.6	26.4	72.1	195.1
Marine eliminations	(246.4)	—	—	(246.4)
Total	$1,820.8	$1,104.1	$728.9	$3,653.8

Major Product Lines
Propulsion	$1,051.5	$—	$—	$1,051.5
Parts & Accessories	1,015.7	—	—	1,015.7
Aluminum Freshwater Boats	—	442.1	—	442.1
Recreational Fiberglass Boats	—	426.7	—	426.7
Saltwater Fishing Boats	—	235.3	—	235.3
Commercial Cardio Fitness Equipment	—	—	426.9	426.9
Commercial Strength Fitness Equipment	—	—	243.3	243.3
Consumer Fitness Equipment	—	—	58.7	58.7
Marine eliminations	(246.4)	—	—	(246.4)
Total	$1,820.8	$1,104.1	$728.9	$3,653.8

(1) Includes net sales related to Sea Ray Sport Yacht & Yacht operations; for the three months ended September 30, 2017, Sport Yacht & Yacht sales were $21.3 million, consisting of $18.4 million in the United States, $2.1 million in Canada and $0.8 million Asia-Pacific; for the nine months ended September 30, 2017, Sport Yacht & Yacht sales were $113.3 million, consisting of $100.6 million in the United States, $10.4 million in Canada and $2.3 million in Asia-Pacific.

Brunswick Corporation Comparative Condensed Consolidated Balance Sheets (in millions) (unaudited)

	September 29, 2018	December 31, 2017	September 30, 2017
Assets
Current assets
Cash and cash equivalents, at cost, which approximates fair value	$302.4	$448.8	$391.1
Restricted cash	9.5	9.4	10.7
Short-term investments in marketable securities	0.8	0.8	0.8
Total cash and short-term investments in marketable securities	312.7	459.0	402.6
Accounts and notes receivable, net	577.8	485.3	476.4
Inventories
Finished goods	579.2	521.3	530.5
Work-in-process	106.9	119.3	126.7
Raw materials	212.7	187.1	191.4
Net inventories	898.8	827.7	848.6
Prepaid expenses and other	76.9	74.7	49.1
Current assets	1,866.2	1,846.7	1,776.7

Net property	730.6	706.0	706.4

Other assets
Goodwill	768.4	425.3	426.3
Other intangibles, net	670.3	149.1	165.5
Equity investments	26.4	25.1	21.7
Deferred income tax asset	99.9	165.6	256.1
Other long-term assets	49.1	40.4	46.5
Other assets	1,614.1	805.5	916.1

Total assets	$4,210.9	$3,358.2	$3,399.2

Liabilities and shareholders’ equity
Current liabilities
Short-term debt and current maturities of long-term debt	$303.8	$5.6	$4.2
Accounts payable	477.2	420.5	397.3
Accrued expenses	668.6	609.0	578.6
Current liabilities	1,449.6	1,035.1	980.1

Debt	926.0	431.8	437.6
Other long-term liabilities	277.2	408.4	411.4
Shareholders’ equity	1,558.1	1,482.9	1,570.1
Total liabilities and shareholders’ equity	$4,210.9	$3,358.2	$3,399.2

Supplemental Information
Debt-to-capitalization rate	44.1%	22.8%	22.0%

Brunswick Corporation Comparative Condensed Consolidated Statements of Cash Flows (in millions) (unaudited)

	Nine Months Ended
	September 29, 2018	September 30, 2017
Cash flows from operating activities
Net earnings	$221.9	$263.3
Stock compensation expense	13.2	14.4
Depreciation and amortization	104.8	83.2
Pension (funding), net of expense	(157.0)	(51.0)
Asset impairment charges	41.2	9.8
Deferred income taxes	28.4	50.0
Changes in certain current assets and current liabilities	(56.6)	(100.6)
Long-term extended warranty contracts and other deferred revenue	12.2	12.8
Fitness business separation costs	12.9	—
Cash paid for Fitness business separation costs	(6.8)	—
Income taxes	17.1	(16.5)
Other, net	2.7	(10.3)
Net cash provided by operating activities of continuing operations	234.0	255.1
Net cash used for operating activities of discontinued operations	—	(0.3)
Net cash provided by operating activities	234.0	254.8

Cash flows from investing activities
Capital expenditures	(124.8)	(153.4)
Sales or maturities of marketable securities	—	35.0
Investments	(2.2)	4.5
Acquisition of businesses, net of cash acquired	(910.0)	(15.5)
Proceeds from the sale of property, plant and equipment	6.5	8.0
Other, net	(0.2)	(0.5)
Net cash used for investing activities	(1,030.7)	(121.9)

Cash flows from financing activities
Net proceeds from issuances of short-term debt	298.9	—
Net proceeds from issuances of long-term debt	497.7	—
Payments of long-term debt including current maturities	(0.7)	(1.3)
Common stock repurchases	(75.0)	(120.0)
Cash dividends paid	(49.6)	(44.0)
Proceeds from share-based compensation activity	1.4	6.1
Tax withholding associated with shares issued for share-based compensation	(12.5)	(14.5)
Other, net	(6.2)	—
Net cash provided by (used for) financing activities	654.0	(173.7)

Effect of exchange rate changes	(3.6)	9.0
Net decrease in Cash and cash equivalents and Restricted cash	(146.3)	(31.8)
Cash and cash equivalents and Restricted cash at beginning of period	458.2	433.6

Cash and cash equivalents and Restricted cash at end of period	311.9	401.8
Less: Restricted cash	9.5	10.7
Cash and cash equivalents at end of period	$302.4	$391.1

Reconciliation
Free cash flow
Net cash provided by operating activities of continuing operations	$234.0	$255.1
Net cash provided by (used for):
Plus: Capital expenditures	(124.8)	(153.4)
Plus: Proceeds from the sale of property, plant and equipment	6.5	8.0
Plus: Effect of exchange rate changes	(3.6)	9.0
Less: Cash paid for Fitness business separation costs, net of tax	(4.7)	—
Less: Cash impact of Sport Yacht & Yacht operations, net of tax	(32.3)	(19.9)
Free cash flow	$149.1	$138.6